Exhibit 99.1

UNION PACIFIC REOPENS FLOOD-DAMAGED LINES

FOR RELEASE AT 12 NOON EASTERN TIME:

OMAHA, Neb., January 24, 2005 — Union Pacific today announced that it reopened its California “Coast Line” and Nevada’s Caliente line, a rugged desert canyon line northeast of Las Vegas. Traffic on these lines will be limited for a short period as final work is completed. These two line segments are the last of five rail lines to reopen after severe damage by a record winter storm earlier this month.

On the “Coast Line,” Union Pacific plans to phase in the resumption of Amtrak and Metrolink passenger service in the Oxnard-Santa Barbara-San Luis Obispo area. Although the track is reopened to a limited number of freight trains, more maintenance work is required before the track can fully accommodate passenger train schedules. The work includes removal of mud from the track and replacement of ties, which has to be done during daylight hours when the passenger trains normally operate.

It is anticipated that commuter operations will start between Los Angeles and Oxnard as soon as this afternoon. Passenger train service between Santa Barbara and Los Angeles should be possible by Feb. 8. Full restoration of through passenger service between Los Angeles and Oakland is expected to be available by Feb. 28.

“We certainly want to thank our customers and the California commuters for their patience and understanding while our operations were impacted by this disaster,” Union Pacific Chairman and CEO Dick Davidson said.

The Caliente line, in Nevada, will be limited to about 15 freight trains per day for approximately one week when the line will be open to its full capacity of 25-30 trains per day.

“We are still assessing the financial impact of the storm,” Davidson said. “However, at this time our best estimate is that it could approach, or even exceed, $200 million in total. About $100 million of that would be the capital expenditure for the repairs. The remainder would hit operating income through lost revenue and higher costs. We do have insurance coverage, but there is a $50 million deductible and it will take some time to sort this all out with our insurance carriers, so these estimates don’t yet include any insurance recovery.”

Customers can receive additional information at http://www.uprr.com/newsinfo/west_coast/index.shtml

Union Pacific Corporation owns one of America’s leading transportation companies. Its principal operating company, Union Pacific Railroad, is the largest railroad in North America, covering 23 states across the western two-thirds of the United States. A strong focus on quality and a strategically advantageous route structure enable the company to serve customers in critical and fast growing markets. It is a leading carrier of low-sulfur coal used in electrical power generation and has broad coverage of the large chemical-producing areas along the Gulf Coast. With competitive long-haul routes between all major West Coast ports and eastern gateways, and as the only railroad to serve all six major gateways to Mexico, Union Pacific has the premier rail franchise in North America.

For further information contact John Bromley at (402) 544-3475.